Exhibit 99.1
FOR IMMEDIATE RELEASE
Media Contact:
Jerry Parrott
Vice President, Corporate Communications
301-315-2777
Investor Contact:
Peter Vozzo
Senior Director, Investor Relations
301-251-6003
HUMAN GENOME SCIENCES REPORTS INCREASING MOMENTUM TOWARD
COMMERCIALIZATION AND ANNOUNCES 2010 GOALS AT JPMORGAN
HEALTHCARE CONFERENCE
— Marketing applications planned for BENLYSTA™ in U.S. and Europe in second quarter
2010; potential U.S. approval in fourth quarter 2010 —
— Marketing applications submitted in fourth quarter 2009 for ZALBIN™/JOULFERON® in
U.S. and Europe; potential U.S. approval in late 2010 —
— HGS provides financial guidance: expects 2010 net cash burn of $300-350 million and year-end 2010 cash position of $840-890 million —
ROCKVILLE, Maryland — January 11, 2010 — Human Genome Sciences, Inc. (Nasdaq: HGSI) today will announce its priority goals for 2010 and report on the Company’s increasing momentum toward commercialization of late-stage products for systemic lupus and chronic hepatitis C in a presentation by H. Thomas Watkins, President and Chief Executive Officer, to financial analysts and investors at the 28th Annual JPMorgan Healthcare Conference in San Francisco.
“2010 will be another pivotal year for HGS,” said Mr. Watkins. “In 2009, we and our partners successfully completed Phase 3 development of BENLYSTA for systemic lupus and ZALBIN for chronic hepatitis C. In the fourth quarter of 2009, we submitted a Biologics License Application (BLA) for ZALBIN in the United States, and Novartis submitted a Marketing Authorization Application (MAA) under the brand name JOULFERON in Europe. We and GSK plan to submit marketing applications for BENLYSTA in the U.S. and Europe in the second quarter of 2010. We have the potential for regulatory approval of two major products in the U.S. before the end of this year, both directed to large and growing markets that represent significant medical need. We greatly strengthened our cash position in 2009 with two successful public offerings of common stock. Even with our expected ramp of investment in commercial build-out and pre-launch manufacturing, we expect to end 2010 with between $840 million and $890 million in cash and investments.”
During his presentation, Mr. Watkins will discuss the following goals and updates on progress:
LATE-STAGE PRODUCTS
BENLYSTA™: First Drug for Lupus to Succeed in Phase 3 Trials; On Track for Second Quarter 2010 Submission of U.S. and European Marketing Applications; Potential U.S. Approval Fourth Quarter 2010
In July and November 2009, HGS and GSK announced that BENLYSTA (belimumab) met the primary efficacy endpoints in BLISS-52 and BLISS-76 — thus becoming the first drug for lupus to achieve positive results in Phase 3 trials. BENLYSTA is being developed by HGS and GSK under a co-development and commercialization agreement entered into in August 2006.
“Based on the Phase 3 results, BENLYSTA could become the first new approved drug in more than fifty years for people living with systemic lupus,” said Mr. Watkins. “We and GSK plan to submit marketing applications in the second quarter of 2010, following discussions with regulatory authorities in the United States and Europe.”
The data showed that BENLYSTA plus standard of care achieved a clinically and statistically significant improvement in patient response rate, compared with placebo plus standard of care. BLISS study results also showed that belimumab was generally well tolerated, with rates of overall adverse events and discontinuations due to adverse events comparable between belimumab and placebo treatment groups.
With nearly 1700 patients participating, the BLISS studies comprise the largest clinical trial program ever conducted in lupus. In October 2009, HGS provided a full presentation of BLISS-52 results at the Annual Scientific Meeting of the American College of Rheumatology. The BLISS-76 study was analyzed after 52 weeks in support of a potential Biologics License Application (BLA) in the United States and Marketing Authorization Applications (MAA’s) in Europe and other regions. Additional data from BLISS-76 will be available in the second quarter of 2010 following completion of the full 76-week study period.
Key goals for BENLYSTA in 2010:
•	Pre-submission meetings with regulators (Q1).

•	Submission of BLA in the U.S. and MAA in Europe (Q2).

•	Top-line 76-week results from BLISS-76 (Q2).

•	Scientific disclosure of BLISS-76 52-week results (Q2).

•	Potential U.S. regulatory approval (Q4).
ZALBIN™: Phase 3 Development Successfully Completed; Marketing Applications Filed in United States and Europe; Potential Approval Second Half 2010
HGS submitted a BLA to FDA for ZALBIN (albinterferon alfa-2b) in the United States in November 2009, and Novartis submitted an MAA under the brand name JOULFERON® to the EMEA in Europe in December 2009. Albinterferon alfa-2b is being developed by HGS and Novartis under an exclusive worldwide co-development and commercialization agreement entered into in June 2006.
“Assuming licensure by regulatory agencies in the United States, Europe and other regions, HGS believes ZALBIN could become an important treatment for chronic hepatitis C,” said Mr. Watkins. “We look forward to continuing to work closely with Novartis to advance albinterferon alfa-2b to the market under the brand name ZALBIN in the United States.”
The regulatory submissions include the results of two pivotal Phase 3 clinical trials, known as ACHIEVE 1 and ACHIEVE 2/3, showing that 900-mcg ZALBIN dosed every two weeks met its primary endpoint of non-inferiority to Pegasys (peginterferon alfa-2a) dosed once each week. Patients also received oral ribavirin. In both studies, ZALBIN, with half the injections, achieved sustained virologic response comparable to that achieved by Pegasys. The rates of serious and/or severe adverse events were also comparable in these studies. ACHIEVE 1 was conducted in patients infected with genotype 1 virus, and ACHIEVE 2/3 was conducted in patients with genotypes 2 or 3 virus. The two studies treated a total of 2255 patients.
ZALBIN will be the brand name for albinterferon alfa-2b in the United States, and JOULFERON® will be the brand name in the rest of the world. These brand names will be subject to confirmation by health authorities at the time of product approval.
Key goals for ZALBIN in 2010:
•	Results of Phase 2b monthly dosing trial (H1)

•	Potential U.S. regulatory approval (H2)
Raxibacumab: $163 Million in Revenue Recognized from First 20,000 Doses Delivered to Strategic National Stockpile; Approximately $151 Million Expected from Second Order for 45,000 Doses to Be Delivered Over Three Years
In April 2009, HGS completed its first product sales with the delivery of 20,000 doses of raxibacumab to the U.S. Strategic National Stockpile for emergency use in treating inhalation anthrax. In July 2009, the U.S. Government exercised its option to purchase an additional 45,000 doses for the Strategic National Stockpile, to be delivered over a three-year period. HGS expects to receive approximately $142 million from this award as deliveries are completed. The first delivery under the second order, approximately 5600 doses, was completed in November 2009.

Raxibacumab is being developed under a contract entered into in 2006 with the Biomedical Advanced Research and Development Authority (BARDA) of the Office of the Assistant Secretary for Preparedness and Response (ASPR), U.S. Department of Health and Human Services (HHS). HGS submitted a Biologics License Application to the FDA for raxibacumab in May 2009. The BLA submission included safety and efficacy data published in the July 9, 2009, edition of The New England Journal of Medicine. The Company received a Complete Response Letter from FDA in November 2009 and discussions with FDA are planned. HGS will receive $20 million from the U.S. Government upon FDA licensure of raxibacumab.
Key goals for raxibacumab in 2010:
•	Deliveries to the Stockpile of approximately 15,000 doses in partial fulfillment of the follow-on order for 45,000 doses over three years, with payment received as deliveries are made and accepted.

•	Discussions with FDA regarding Complete Response Letter.
GSK Pipeline: Two Phase 3 Trials of Darapladib Now Underway for Treatment of Cardiovascular Disease; Six Phase 3 Trials of Syncria® Ongoing for Treatment of Type 2 Diabetes Mellitus
Darapladib for cardiovascular disease. In December 2009, GSK announced the initiation of its second pivotal Phase 3 trial to evaluate whether darapladib can reduce the risk of adverse cardiovascular events such as a heart attack or stroke. This second Phase 3 trial will enroll and randomize approximately 11,500 men and women with acute coronary syndrome. GSK initiated its first pivotal Phase 3 trial of darapladib in December 2008. The first trial completed enrollment ahead of schedule of approximately 15,000 men and women with chronic artery disease. Darapladib was discovered by GSK based on HGS technology. HGS will receive 10% royalties on worldwide sales if darapladib is commercialized, and has a 20% co-promotion option in North America and Europe.
Syncria® (albiglutide) for type 2 diabetes mellitus. In February 2009, GSK announced the initiation of a Phase 3 program to evaluate the efficacy, safety and tolerability of Syncria in the long-term treatment of type 2 diabetes mellitus. Six Phase 3 trials of Syncria are currently ongoing with the objective to demonstrate durable efficacy and cardiovascular safety of Syncria as mono- and add-on therapy. Syncria is a biological product generated from the fusion of human albumin and modified human GLP-1 peptide, and is designed to act throughout the body to help maintain normal blood-sugar levels and to control appetite. Syncria was created by HGS using its proprietary albumin-fusion technology, and the product was licensed to GSK in 2004. HGS is entitled to fees and milestone payments that could amount to as much as $183 million — including $33 million received to date — in addition to single-digit royalties on worldwide sales if Syncria is commercialized.

ONCOLOGY PROGRAM: TRAIL PATHWAY OFFERS THERAPEUTIC OPPORTUNITIES ACROSS BROAD RANGE OF CANCERS
Mapatumumab (HGS-ETR1), the Company’s human monoclonal antibody to TRAIL receptor 1, is the most advanced of any product in development that targets the TRAIL apoptosis pathway. Three randomized Phase 2 chemotherapy combination trials are currently underway to evaluate mapatumumab’s potential in the treatment of advanced multiple myeloma, non-small cell lung cancer, and hepatocellular cancer. HGS is investing strategically to expand and advance its oncology portfolio around its expertise in the apoptosis, or programmed cell death, pathway.
In November 2009, HGS and Aegera Therapeutics announced the initiation of a Phase 1 trial of HGS’ lead IAP inhibitor, HGS1029, as monotherapy in patients with advanced lymphoid tumors. The study’s primary objectives include evaluation of safety and tolerability, and dose selection for Phase 2 trials. HGS1029 as monotherapy is also being studied in an ongoing Phase 1 study initiated in 2008 in patients with advanced solid tumors. The IAP inhibitors are a novel class of compounds that block the activity of IAP (inhibitor of apoptosis) proteins, allowing apoptosis to proceed and causing the cancer cells to die. When IAP proteins are over-expressed in cancer cells, they can help cancer cells resist apoptosis and resume growth and proliferation. HGS plans to continue the study of HGS1029 both alone and in combination with other anti-cancer agents, including mapatumumab.
Key goals for the oncology program in 2010:
•	Results of randomized trial of mapatumumab with carboplatin and paclitaxel for first-line treatment of advanced non-small cell lung cancer (Q1).

•	Time-to-progression data from randomized trial of mapatumumab with bortezomib in advanced multiple myeloma (mid-2010).

•	Initiation of randomization stage in trial of mapatumumab with sorafenib in hepatocellular cancer (in 2010).

•	Phase 1 trials of HGS1029 ongoing in advanced solid tumors and lymphoid tumors.

•	Initiation of trials of HGS1029 in combination with mapatumumab and other agents.
FINANCIAL GUIDANCE
During his presentation to the JPMorgan Healthcare Conference, Mr. Watkins will present the following guidance regarding the financial results expected by HGS for the full years 2009 and 2010.
•	HGS expects cash and investments at year-end 2009 to total approximately $1.19 billion, compared with approximately $373 million at the end of 2008.
•	This includes approximately $813 million in net proceeds from two public offerings of HGSI common stock completed in August and December 2009.
•	In 2010, HGS expects:
•	net cash burn to be between $300 million and $350 million;

•	cash and investments at year-end to total $840-890 million;

•	revenues of at least $150 million.

     These figures do not include potential ZALBIN approval milestone payments.
“From a financial perspective, 2009 was another strong year for HGS,” said Mr. Watkins. “Our financial performance substantially exceeded the guidance we provided in January 2009, both for net cash burn and year-end cash. We expect year-end 2009 cash and investments to total approximately $1.2 billion.”
Presentation to Be Webcast
Mr. Watkins’ presentation to the 28th Annual JPMorgan Healthcare Conference will be webcast and may be accessed at www.hgsi.com. The presentation is scheduled to begin on January 11, 2010, at 10:00 AM Pacific or 1 PM Eastern time. Investors interested in listening to the live webcast should log on before the presentation begins to download any software required. The archive of the presentation will be available for several days following the event.
About Human Genome Sciences
The mission of HGS is to apply great science and great medicine to bring innovative drugs to patients with unmet medical needs. The HGS clinical development pipeline includes novel drugs to treat lupus, hepatitis C, inhalation anthrax and cancer.
The Company’s primary focus is rapid progress toward the commercialization of its two lead drugs, BENLYSTA™ (belimumab) for lupus and ZALBIN™ (albinterferon alfa-2b) for hepatitis C. Phase 3 development has been completed successfully for both BENLYSTA and Zalbin. The submission of marketing applications for BENLYSTA is planned in the U.S., Europe and other regions in the second quarter of 2010. A BLA has been submitted for ZALBIN to the FDA in the United States, and an MAA has been submitted under the brand name JOULFERON® to the EMEA in Europe.
In April 2009, HGS completed the delivery of 20,000 doses of raxibacumab to the U.S. Strategic National Stockpile for use in the event of an emergency to treat inhalational anthrax. In July 2009, HGS secured a new purchase order for 45,000 doses of raxibacumab to be delivered to the Stockpile over a three-year period beginning near the end of 2009. In May 2009, HGS submitted a Biologics License Application to the FDA for raxibacumab for the treatment of inhalation anthrax.
The Company also has several drugs in earlier stages of clinical development for the treatment of cancer, led by the TRAIL receptor antibody mapatumumab and a small-molecule antagonist of inhibitor-of-apoptosis proteins. In addition, HGS has substantial financial rights to certain products in the GSK clinical pipeline including darapladib, currently in Phase 3 development in patients with coronary heart disease, and Syncria® (albiglutide), currently in Phase 3 development in patients with type 2 diabetes.
For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals and patients interested in clinical trials of HGS products may inquire via e-mail to medinfo@hgsi.com or by calling HGS at (877) 822-8472.

Non-GAAP Financial Measures
Net cash burn is a non-GAAP financial measure that may be considered in addition to results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We define “net cash burn” as net loss, plus non-cash expenses, such as stock-based compensation, depreciation and other non-cash charges, and minus deferred revenue and capital expenditures. This non-GAAP measure should not be considered a substitute for, or superior to, GAAP results. The Company believes that net cash burn is relevant and useful information for the Company and our investors as it provides a simple method of determining net cash used by the Company. Net cash burn is also a measure used by our management, including our chief executive officer, who is our chief operating decision maker, in evaluating the performance of our business. Net cash burn, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate net cash burn in an identical manner and, therefore, they are not necessarily an accurate measure of comparison between companies. Due to the forward-looking nature of the net cash burn figures for 2010, a reconciliation of net cash burn to net loss cannot be made without unreasonable efforts.
Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of Human Genome Sciences’ unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, Human Genome Sciences’ ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with facilities, intense competition, the uncertainty of patent and intellectual property protection, Human Genome Sciences’ dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the SEC. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
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